Exhibit 10.9

SCHOOL SPECIALTY, INC.

July 20, 2013

James R. Henderson

School Specialty, Inc.

P.O. Box 1579

Appleton, WI 54912-1579

Dear Jim:

This letter sets forth the agreement (“Agreement”) between School Specialty, Inc. (the “Company”) and James R. Henderson (“Consultant”) regarding certain consulting services.

1. Engagement. Effective July 22, 2013 (the “Effective Date”), Mr. Henderson, the Chairman of the Company’s Board of Directors (the “Board”), will also be engaged by the Company as a consultant pursuant to the terms of this Agreement; provided, however, during the Consulting Period (as defined below), Consultant will not receive any cash compensation or other Board fees, but will receive equity, if any, granted to Board members, subject to the terms and limitations of any such equity grant or arrangement. Subject to their respective terms and limitations, Consultant will be indemnified under the Company’s organizational documents or under any insurance policy providing directors’ and officers’ coverage applicable to Consultant, then existing, for any lawsuit or claim relating to the Consulting Period. In the event that Consultant is not covered by the Company’s directors’ and officers’ insurance, Company shall use its reasonable best efforts to effectuate such coverage.

2. Consulting Period. Consultant’s engagement shall commence on the Effective Date and shall continue until the Company hires a new Chief Executive Officer (the “Consulting Period”) at which time this Agreement shall automatically terminate, unless terminated sooner as provided herein.

3. Consulting Services. During the Consulting Period, Consultant initially will work with Michael P. Lavelle (“Mr. Lavelle”), the Company’s President and Chief Executive Officer, who has tendered his resignation from the Company effective August 2, 2013, to effect an orderly transition of Mr. Lavelle’s duties and responsibilities. Immediately upon Mr. Lavelle’s resignation becoming effective, Consultant will serve as Executive Chairman and full-time Interim Chief Executive Officer of the Company. In such capacity, Consultant shall report to the Board,

4. exercise all of the duties and responsibilities customarily performed by a chief executive officer and such other duties and responsibilities as may be assigned to Consultant from time to time by the Board. In addition, Consultant shall, as requested, advise and assist the Company’s Search Committee in its efforts to identify and select a new full-time Chief Executive Officer (the “Consulting Services”).

5. Consulting Fee. As full and complete compensation for the Consulting Services, the Consultant will be paid a fee in the amount of $60,000 for each 30-day period (or part thereof) that he provides services hereunder (the “Services Fee”). This means that if Consultant provides services hereunder for a portion of any 30-day period, then Consultant will receive the Services Fee for such entire 30-day period. Consultant will bill the Company for the Services Fee by invoice on the first day of each month and the Company will pay each invoice in full by the 15th day of each month. The Company will issue an Internal Revenue Service Form 1099 with respect to the Services Fees, as may be appropriate.

6. Taxes; Related Matters. Consultant shall be solely responsible for the payment of any federal, state and local taxes, including without limitation, income tax withholding and social security taxes, in any way related to the Services Fee, as well as for obtaining unemployment insurance, workers’ compensation coverage, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits.

7. Expenses. The Company will reimburse Consultant for any reasonable out-of-pocket expenses actually incurred in connection with the Consulting Services. Consultant shall provide to the Company reasonable documentation and such other information as the Company deems appropriate evidencing the nature of each such expense.

8. Independent Contractor. Consultant and the Company intend and agree that Consultant shall be an independent contractor and that nothing in this Agreement or otherwise will be interpreted or construed as creating or establishing the relationship of employer and employee, partnership, or joint venture between Consultant and the Company. This means, among other things, that Consultant is not eligible to receive salary and benefits that the Company provides to its employees. Consultant will not be engaged by the Company on an exclusive basis; however, during the Consulting Period, Consultant will devote sufficient time, including at the Company’s offices, to perform the Consulting Services. To that end, Consultant has disclosed his existing commitments and clients to the Board and will not provide services for new clients during the Consulting Period, without the prior approval of the Board. The Company will not control and will have no right to control the exact manner, precise means or exact method by which Consultant performs the Consulting Services. However, consistent with Consultant’s status as an independent contractor, the Company has the right to exercise broad general supervision over the results to be derived from the Consulting Services, including, without limitation, the right to (i) make suggestions or recommendations about the performance of the Consulting Services, (ii) limit or modify the nature and scope of the Consulting Services and (iii) determine the date by which aspects of the Consulting Services will be completed.

9. Confidential Information. During the Consulting Period, Consultant will have access to or become familiar with confidential, proprietary and/or non-public information related to the Company and/or its activities (“Confidential Information”). Consultant agrees not to use or disclose any Confidential Information, directly or indirectly, either during the Consulting Period or any time thereafter, except as required (i) in the performance of the Consulting Services or Mr. Henderson’s services as a Director, or (ii) by law or by a court or governmental agency, in which case Consultant will give the Company prompt and timely written notice to permit the Company to exercise whatever rights it may have, and will cooperate with the Company and its attorneys if it elects to contest such legal process. Furthermore, Consultant agrees that upon ceasing to perform the Consulting Services (or Mr. Henderson’s services as a Director), Consultant (and Mr. Henderson) will return any documents, materials or data (and all copies of such documents, materials or data) containing Confidential Information to the Company. Consultant also agrees to enter into a stand-alone Confidentiality Agreement, as may be directed by the Company.

10. Work Product. Consultant agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Consultant in the performance of the Consulting Services (“Work Product”) will belong exclusively to the Company and will, to the extent possible, be considered a “work made for hire.” However, if the Work Product is not deemed a “work made for hire,” Consultant hereby automatically assigns to the Company throughout the universe in perpetuity, without any requirement of further remuneration, any right, title or interest Consultant may have in the Work Product, including all intellectual property rights pertaining thereto. Upon the request of the Company, Consultant will take such further actions as may be appropriate to give full and proper effect to any such assignment. In addition, Consultant acknowledges that Company may use, exploit, distribute, reproduce, advertise, promote, publicize, modify or edit the Work Product or combine the Work Product with other works, in the Company’s sole discretion, in any format or medium hereafter devised.

11. Non-Solicitation. Consultant agrees that beginning on the date that he executes this Agreement and continuing through 12 months after the last date of Consultant’s engagement hereunder (regardless of the reason why he ceases to perform services for the Company), Consultant will not: (i) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then, or has been in the preceding 12-month period, employed or engaged as an independent contractor or a consultant by the Company; or (ii) solicit for business, contract with or do business with any individual or entity, whether directly or indirectly, who is then, or has been in the preceding 12-month period, either (A) a customer of the Company or (B) solicited for business by the Company; provided, however, the non-solicitation restriction set forth in subsection (i) hereof shall not apply to any independent contractor or consultant with whom Consultant had a relationship prior to the Consulting Period and who was introduced to the Company by Consultant.

12. Early Termination. The Company or Consultant may terminate this Agreement for any reason at any time upon 15 days’ prior written notice to the other (or in the case of the Company, continue to pay the Services Fee in lieu of such notice). Thereafter, Consultant shall not be entitled to receive any additional payments from the Company pursuant to this Agreement.

13. Miscellaneous. This Agreement is the entire agreement between Consultant and the Company regarding its subject matter and supersedes any prior agreements or understandings. Consultant will not assign, transfer, or subcontract this Agreement or any of his obligations hereunder without the prior written consent of the Company. The parties’ rights and obligations under this Agreement, including, without limitation, those rights and obligations contained in Section 8, 9 and 10, shall survive any termination of this Agreement and/or Consultant ceasing to perform services for Company (regardless of the reason why he ceases to perform services for the Company). In the event of a breach or threatened breach by Consultant, of this Agreement, including, without limitation, Section 8, 9 or 10, then the Company shall have no adequate remedy at law and may seek an injunction, without posting a bond and without proof of actual damages, and such other relief as may be deemed just and proper. The headings used in this Agreement are intended only for convenience of reference and shall not be used to amplify, limit, modify (or otherwise be used in the interpretation of) the terms of this Agreement. This Agreement may be amended or modified only by a document signed by the parties and referring explicitly hereto. This Agreement may be executed in one or more counterparts, including by portable document format (pdf), each of which shall be deemed an original and all of which together shall be considered one and the same instrument. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of comity or conflicts of laws. Each party hereto agrees to submit to the exclusive personal jurisdiction and venue of the state and federal courts in New York, New York, for resolution of all disputes and causes of action arising out of this Agreement. The parties intend that any compensation, benefits and other amounts payable or provided to Consultant under this Agreement be paid or provided in a manner that is either exempt from, or in compliance with, Section 409A of the of the Internal Revenue Code of 1986, as amended from time to time and related rules, regulations and Treasury pronouncements (together, “Section 409A”). Any ambiguity in this Agreement shall be interpreted with the foregoing. Consultant acknowledges that the Company has made no representations as to the treatment of the compensation provided hereunder and Consultant has been advised to obtain his own tax advice. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Consultant as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Consultant’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

If the foregoing accurately sets forth our understanding, please arrange for the appropriate signature in the space indicated below.

Sincerely, School Specialty, Inc.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle Title: President & CEO

ACCEPTED AND AGREED

this 22 day of July 2013

/s/ James R. Henderson

James R. Henderson